Exhibit 99.1

Sonic Foundry Announces CFO Kelsy Boyd’s Resignation

Ken Minor named interim CFO effective March 1

MADISON, Wis. — March 1, 2021 — Sonic Foundry, the trusted leader for video creation and management solutions as well as virtual and hybrid events, today announced that Kelsy Boyd, the company’s Chief Financial Officer, has chosen to step away from the business for personal reasons.

"It has been a sincere honor to serve Sonic Foundry through an exciting and transformative time,” Boyd said. “Unfortunately, personal reasons prevent me from continuing on this journey, but I am fully confident in Sonic Foundry’s ability to capitalize on the expected growth opportunities ahead.”

Boyd is committed to an organized transition of her duties through April 2, 2021. The company has appointed long-standing former employee Ken Minor, who served as Sonic Foundry CFO from 1997 to 2020, as interim CFO. Minor will work closely with CEO Joe Mozden Jr. to oversee Sonic Foundry’s financial strategy.

“On behalf of Sonic Foundry’s board members and employees, I’d like to thank Kelsy for her dedication and leadership as we’ve pivoted to address the challenges and opportunities of this new digital-first world over the past year. We truly enjoyed working with Kelsy and wish her all the best in her next endeavor,” Mozden said.

“I’m pleased to be working with Sonic Foundry’s long-standing colleague and former CFO, Ken Minor. Ken knows our business extremely well and is poised to help lead us into the next chapter of the company. His extensive experience leading public companies’ financial strategies and forward-thinking mindset will help us continue our strong momentum in this next phase of the company.”

About Sonic Foundry

Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2021 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:

Nicole Wise, Director of Communications

920.226.0269

nicolew@sonicfoundry.com